[ EXHIBIT 10.1  -  MATERIAL CONTRACT ]




THIS SERVICE AGREEMENT dated this 16th day of February 2005.

BETWEEN:

International Star, Inc. of 2266 Chestnut Bluffs Ave., Henderson, Nevada, 89052 (the "Customer")

- AND -

Zereko Nevada, Inc. of 1117 Desert Lane, Suite 1344, Las Vegas, Nevada, 89102 (the "Service Provider")

                         Service Agreement (Contractor)

BACKGROUND:

A. The Customer is of the opinion that the Service Provider has the necessary qualifications, experience and abilities to provide services to the Customer.

B. The Service Provider is agreeable to providing such services to the Customer, on the terms and conditions as set out in this Agreement. IN CONSIDERATION OF the matters described above and of the mutual benefits and obligations set forth in this Agreement, the receipt and sufficiency of which consideration is hereby acknowledged, the parties to this Agreement agree as follows:

     Engagement

     1. The Customer hereby agrees to engage the Service Provider to provide the Customer with services consisting of technical examination and analysis of the Detrital Wash property of International Star, Inc., in Arizona currently referred to as "Detrital Wash Project". ( EXHIBIT "A") : APPROACH TO DETRITAL WASH PROJECT and subject to the following considerations:

     2. The Service Provider will be pleased to accept such engagement subject to the following:

          (1) Time devoted to the project will be conditional upon prior commitments. Currently this is minimal and is not anticipated to increase significantly over the next several months. Over the long term this may change. However, commitments made to International Star, Inc. prior to the changes will be honored first.

          (2) Service Provider, if required by International Star, Inc., will carry requisite professional liability insurance as well as public liability and other requisite insurances, and Service Provider will be held "safe/harmless" from any and all liabilities.


          (3) International Star, Inc. acknowledges that the lead engineer for Zereko Nevada, Inc., Mr. Karel R. Pieterse, is an engineer in the "mining" discipline (Curriculum Vitae attached - EXHIBIT "B") and does not have specific training in either exploration (geology) nor metal concentrating/recovery processes (mineral dressing/metallurgy). Where necessary final recommendations will be subject to examination by, and approval of, experts in subject disciplines.

          (4) During any calendar year, work on the project will be compensated on the basis of submission of approved Invoices. All amounts will be expressed in US Dollars.

          (5) International Star, Inc. will provide retainers in advance based on estimates for work for the following accounting period. Invoicing will be monthly and will account, in detail, for activities for such period for which a retainer was received. Excess amounts will be applied to the following period. Shortfall to be reimbursed within fourteen days.

          (6) Reporting on activities will be every two weeks, or on a specific project basis, as agreed between principals.

          (7) International Star, Inc. provides Service Provider with a detailed list of work for the project (could be jointly developed), and such other services as the Customer and the Service Provider may agree upon from time to time (the "Services"), and the Service Provider hereby agrees to provide the Services to the Customer.

     Term of Agreement

     3. The term of this Agreement will begin on the date of this Agreement and will remain in full force and effect until completion of the Services.

     Performance

     4. Both parties agree to do everything necessary to ensure that the terms of this Agreement take effect.

     Compensation

     5. For the Services provided by the Service Provider under this Agreement, the Customer will pay to the Service Provider compensation in the following manner. For the Services provided by the Service Provider under this Agreement, the Customer will pay to the Service Provider compensation based on a Cost Plus 12% to 20% based on mutual agreement. Compensation will be payable with the following frequency:
          International Star, Inc. will provide retainers in advance based on estimates for work for the following accounting period. Invoicing will be monthly and will account, in detail, for activities for such period for which a retainer was received. Excess amounts will be applied to the following period. Shortfall to be reimbursed within fourteen days. The Customer is entitled to deduct from the Service Provider's compensation any applicable deductions and remittances as required by law.

     Expenses

     6. The Service Provider will be reimbursed from time to time for all reasonable necessary expenses incurred by the Service Provider in connection with providing the Services hereunder. The Service Provider will furnish statements and vouchers to the Customer for all such expenses.

     Confidentiality

     7. The Service Provider acknowledges that a material term of the Agreement with the Customer is to keep all confidential information belonging to the Customer absolutely confidential and protect its release to the public. The Service Provider agrees not to divulge, reveal, report or use, for any purpose, any confidential information which the Service Provider has obtained or which was disclosed to the Service Provider by the Customer.

     8. The obligation to protect the confidentiality of the Customer's confidential information will survive the termination of this Agreement and will continue indefinitely.

     9.   The Service Provider may disclose any of the confidential information:

          a. to a third party where the Customer has consented in writing to such disclosure; and

          b. to the extent required by law or by the request or requirement of any judicial, legislative, administrative or other governmental body. However, the Service Provider will first have given prompt notice to the Customer of any possible or prospective order (or proceeding pursuant to which any order may result), and the Customer will have been afforded a reasonable opportunity to prevent or limit any disclosure.

     Non-Competition

     10. Other than with the express written consent of the Customer, which will not be unreasonably withheld, the Service Provider will not, during the continuance of this Agreement or within 5 years after the termination of this Agreement, be directly or indirectly involved with a business which is in direct competition with the particular business line of the Customer.

     11. For a period of 5 years from the date of termination of this Agreement, the Service Provider will not divert or attempt to divert from the Customer any business the Customer had enjoyed, solicited, or attempted to solicit, from other individuals or corporations, prior to termination of this Agreement.

     Non-Solicitation

     12. Any attempt on the part of the Service Provider to induce others to leave the Customer's employ, or any effort by the Service Provider to interfere with the Customer's relationship with its employees or other service providers would be harmful and damaging to the Customer. The Service Provider agrees that during the term of this Agreement and for a period of 3 years after the end of the term, the Service Provider will not in any way, directly or indirectly: 1. induce or attempt to induce any employee or other service provider of the Customer to quit employment or retainer with the Customer 2. otherwise interfere with or disrupt the Customer's relationship with its employees or other service providers; 3. discuss employment opportunities or provide information about competitive employment to any of the Customer's employees or other service providers; or 4. solicit, entice, or hire away any employee or other service provider of the Customer.

     Assignment

     13. The Service Provider will not voluntarily or by operation of law assign or otherwise transfer the obligations incurred pursuant to the terms of this Agreement without the prior written consent of the Customer.

     Capacity/Independent Contractor

     14. It is expressly agreed that the Service Provider is acting as an independent contractor and not as an employee in providing the Services hereunder. The Service Provider and the Customer acknowledge that this Agreement does not create a partnership or joint venture between them.

     Modification of Agreement

     15. Any amendment or modification of this Agreement or additional obligation assumed by either party in connection with this Agreement will only be binding if evidenced in writing signed by each party or an authorized representative of each party.

     Time of the Essence

     16. Time will be of the essence of this Agreement and of every part hereof. No extension or variation of this Agreement will operate as a waiver of this provision.

     Entire Agreement

     17. It is agreed that there is no representation, warranty, collateral agreement or condition affecting this Agreement except as expressed in it.

     Severability

     18. In the event that any of the provisions of this Agreement are held to be invalid or unenforceable in whole or in part, all other provisions will nevertheless continue to be valid and enforceable with the invalid or unenforceable parts severed from the remainder of this Agreement.

     Currency

     19. Unless otherwise provided for, all monetary amounts referred to herein will be paid in US dollars.

         Governing Law

     20. It is the intention of the parties to this Agreement that this Agreement and the performance under this Agreement, and all suits and special proceedings under this Agreement, be construed in accordance with and governed, to the exclusion of the law of any other forum, by the laws of the State of Nevada, without regard to the jurisdiction in which any action or special proceeding may be instituted.


IN WITNESS WHEREOF the parties have duly executed this Service Agreement this 16th day of February 2005.


International Star, Inc.



/s/Robert L. Hawkins
----------------------------
President / CEO


[ SEAL ]




Zereko Nevada, Inc.

/s/ Joseph H. Boyle
--------------------------------
CEO


[ SEAL ]














Attachments: EXHIBIT "A" - APPROACH TO DETRITAL WASH PROJECT
             EXHIBIT "B" - CURRICULUM VITAE





EXHIBIT "A"

                       APPROACH TO DETRITAL WASH PROJECT.


We perceive the "Examination, Exploration and Assessment" (EEA) of the Detrital Wash Project to be an information-driven exercise.

We CANNOT emphasize the importance of any project information too much!

                              INFORMATION REQUESTED

Based on research of I-Star's website the following reports should be available:

1. AuRIC Metallurgical Laboratories. Physical recovery of precious metals from ore samples from Detrital Wash Property. Results were from a two-ton sample taken from a trench 1,000 yards long and 200 feet wide to a depth of 40 feet.

2. LS Capital Corporation. Messrs Terry Christopher and Martin Blake to report on the "The Evaluation of the Property as well as the entire Detrital Wash Basin".

3. Agreement with LS Capital Corporation. LS Capital to apply for drilling permits and to conduct an exploration program to a depth of 10ft (200 holes). The proposal for this program would be invaluable to assess their planned approach.

4. An Exclusive Extraction Agreement with "Gold Standard Mines". What did these people propose? We may gain insight into thinking outside the envelope.

5. Dr. Richard A. Veneski. To validate the "Recovery Process" and to "Conduct a full exploration project program". Same as above - insight outside the envelope.

In addition, and based on material in the initial report from Precor, information (reports) must be available for samples provided to Advanced Analytical of Las Cruces, New Mexico whom reported assays as follows: -


Sample Identification       DW009    DW010   DW011    DW012
Assay Number                4072     4075    4073     4074
Element.                   Oz/Ton.  Oz/Ton. Oz/Ton.  Oz/Ton.
--------                   -------  ------- -------  -------
Au - Gold.                   0.72     0.33    0.68     0.77
Ag - Silver.                 0.00     0.00    0.00     0.00
Pt - Platinum.              16.96    11.96   19.39    19.10
Rh - Rhodium.                1.88     1.55    1.80     2.16
Os - Osmium.                 0.00     0.00    0.00     0.00
Ru - Ruthenium.              0.00     0.00    0.00     0.00
Pd - Palladium.              1.03     0.45    0.91     0.72
Ir - Iridium.                0.45     0.30    0.46     0.41

We would require information for the above indicating:

A.  Where the sample was taken.
B.  Depth over which sample taken.
C.  How the sample was taken.
D.  How the sample was treated.
E.  How the sample was analyzed.

With respect to the latest round of examination by Kokanee Placer Ltd, we would require the following information: -

1.   Basis of the engagement - what/where was Kokanee to examine/explore?
2.   Terms of the agreement - type of work? Period over which to conduct?
     Others?
3.   Execution - would like to have detail on how they proceeded with the work.
     E.g.
     o    Why did Kokanee conduct the work over the particular area selected?
     o    How did Kokanee proceed with the work?
     o What types of samples did they take (E.g. At one sample location seen during the site visit the tag read as follows - Line 6 S 0+00E B/L 1. Open. 2 Washed. 3. Graded). We presume that 1,2&3 refer to samples - each treated differently).
     o    How were the samples handled?
     o    What were the assayed for?
     o    How was assaying to be carried out?
     o    Was there any pretreatment of samples?

4.   Deliverables - what/when was Kokanee to report?

We are in possession of a preliminary (possibly draft) report dated May 28/04. We wish to examine the entire final report including drawings and data.

Finally, we would like to examine (and digest) any other information available with respect to the property - Kamal Alawas refers to information with respect to the original "South Hills Development" as well as the inundation, flooding and wash of the works of that day. Mr. Alawas also refers to a sample he gathered that assayed in the oz/ton of gold (8.00?). All of this information will help us with the context of the project. Each piece might (will) help in piecing the puzzle together.

                                MERIT OF PROJECT.

Subject to examination of the requested reports, it appears that available preliminary information from others (all professional and credible) point to the conclusion that the project has merit and is well worthwhile pursuing. Previous examinations generally indicate:- 1) A bulk sample from one location has yielded dore buttons of precious metals 2) Detrital Wash contains material with anomalous/economic values of gold and platinum - and possibly other precious metals. 3) Values from a number of locations have been established - spatial distribution . 4) Values are contained in a near surface unconsolidated mineral matrix deposit. 5) Disturbances of the surrounding natural environment have occurred - by others. 6) The deposit can be readily moved (mined) - conventional equipment. 7) The mineral matrix is amenable to simple mineral concentration technology. 8) Concentrated minerals are amenable to conventional metal recovery technology. 9) Recovered metal complexes are amenable to conventional refining technologies.


                             WHAT IS BEING PROPOSED

At this juncture what is required is to examine the project in a systematic fashion in order to confirm and define: -

A.   Tenor and extent of identified "hotspots".
B.   Identify strata/size range in which values are contained.
C.   Physical location of "hotspots" in relation to each other.
D. Identify nature and extent of "existing disturbances" over the defined areas.
E.   Determine who is responsible for existing disturbances.
F.   Design and cost a confirmatory exploration program.
G.   Recommend and cost a remedial program for past and future disturbances.
H.   Secure permitting to carryout the proposed program.

Assuming the above program yields positive results the next steps would entail;

a.   Determine, recommend and cost a mining program.
b.   Determine, recommend and cost concentration methods.
c.   Determine, recommend and cost extraction methods.
d.   Determine, recommend and cost refining methods.
e.   Prepare an engineering study and prefeasibility on project viability.


                                PROGRAM OF WORK.

In order to accomplish the above-noted objectives we propose the following strategy:

a)   Examine available information in detail.

b) Based on findings from previous work define areas of merit (hotspots) for further detailed examination.

c)   Design and propose an implementation technique.

d)   Obtain quotes to execute the program and prepare a budget.

The above-listed work could be carried out in Sudbury and probably can be accomplished in a fourteen-day period. Once the proposal and budget is accepted a visit to the area is warranted. At that time the following would be accomplished;

     I. Conjoint with a corporate representative, conduct a visit to the offices of Arizona Bureau of Mines and Mineral Resources (MMR) in Tucson. MMR is the facilitator and coordinator for exploration/mining projects in the state. MMR is very much aware of the project and what has happened thus far.

     II. Conjoint with a corporate representative, conduct a visit to the BLM office in Kingman. BLM's Kingman office is responsible for the area over which the project is located.

     III. Identify, meet with and interview possible sub-contractors whom may execute the work.

     IV.  Preliminary field layout of the work.

Upon return to Sudbury permit applications will be completed and submitted to the various agencies. These will have to be accompanied by financial security for proposed reclamation of disturbances. The entire process (application for and approval of permits) is anticipated to take approximately three weeks.

Attached hereto is a Gant-type chart illustrating an approximate anticipated time line.

Aspects of work identified herein are illustrated together with the approximate time frame to accomplish such - in a perfect world.

                  ==========================================





EXHIBIT "B"

                      CURRICULUM VITAE - Karel R. Pieterse.

Locational History.

o   Born in Brits, South Africa - October 11, 1936.
o   Migrated (family member) to Zimbabwe - +/- 1949.
o   Transferred to Zambia (staff in bank) - +/- 1959.
o   Move to Great Britain (education) - 1963.
o   Transferred to Peru (professional appointment) - 1966.
o   Short period in New York, N.Y. - 1967.
o   Migrated to Canada - 1967 (hold Canadian citizenship).
o   In Canada lived in following locations:
    o    Lynn Lake         - Manitoba.
    o    Flin Flon         - Manitoba.
    o    Thetford Mines    - Quebec.
    o    Ungava Bay        - Quebec.
    o    Chibougamua       - Quebec.
    o    Timmins           - Ontario.
    o    Sudbury           - Ontario.

Educational History.

o   Junior School at De Aar, South Africa.
o   High School at Harare, Zimbabwe (Matriculation/A-levels - Grade 12 equiv).
o   Camborne School of Mines (A.C.S.M. 1ST Class - B.Sc. Min. Eng. equiv).
o   Registered Professional Engineer - Ontario, Canada.

Chronology - Professional Career.

1954 - 1959. Various capacities with "The Standard Bank of S. Africa" located in Wankie, Rusape and Harare - Zimbabwe and at Luanshya - Zambia.

1959 - 1962. Learner miner and subsequently learner official with Selection Trust Copper Mines in Luanshya, Zambia.

Early 1963.  Miner at South Crofty Tin Mines, Redruth, Cornwall, Great Britain.

1963 - 1966. Undergraduate studies at Camborne School of Mines, Camborne, Cornwall, Great Britain.

1966 -1967.  U/G Foreman.  Cerro de Pasco Corporation Ltd. Yauricocha, Peru.
- Square-set mining of a polymetallic Cu/Zn/Pb/Au/Ag ore.

Mid 1967.  Junior Engineer.  Cerro de Pasco Corporation Ltd. New York.

1967 - 1968. Project Engineer.  Sherritt Gordon Ltd. Lynn Lake, Manitoba.
     o Supervising contractors during the shaft sinking of Fox Mine and planning future mining operations at Fox.
     o Devised a novel method for mechanized cut and fill that was subsequently implemented at Fox Mine.

1968 - 1979. Project Engineer. Cerro Corp. of Canada Inc. Flin Flon, Manitoba.
     o    Designed and supervised construction of infrastructure of mine.
     o Supervising contractors during shaft sinking and exploration development of the Pinebay Mine.
     o Involved with feasibility of the mine as ore reserves were established from the underground workings.

1970 -1974. Mine Superintendent, Asbestos Corporation, Thetford Mines, Quebec.
     o Operated the King Beaver underground Block Caving Mine @ 5,000 tons per day with a workforce in excess of 200.
     o    Increased production from 3,000 tpd to 5,000 tpd.
     o Initiated experimental block cave layout to accommodate modern LHD equipment.
     o Initiated major mine expansion program (lower levels) utilizing a contractor workforce of in excess of 200 - in addition to mine complement of 200.
     o Initiated ore handling systems, crusher and load-out facilities in lower levels of existing shaft.

1975.  Mine Superintendent, Asbestos Corporation, Ungava, Quebec.
     o    Operated the open pit at the Ungava mine.
     o Redesigned pit slopes and implemented development program to expand pit.

1976.  General Mine Superintendent,  Patino Mines Ltd., Chibougamua, Quebec.
     o    Operated the Copper Rand Mine - 3,600 tpd with + 200 employees.
     o Mining methods included a mix of cut-and-fill, shrinkage and long holing.
     o    Responsible for mining, engineering and geological departments.
     o    Administered the shaft-deepening project at the Portage Mine.

1977 - 1978. Project Manager, MacIsaac Mining and Tunnelling Company @ Kidd Creek No 2 Shaft.

     o    Managed shaft sinking from 2,000 to 5,100 feet below surface.

     o Devised and implemented novel combination of contractor supervision and owner labour in order to furnish the shaft.

     o Furnished shaft with steel sets/lining, mid-shaft loadout, shaft bottom loadout, arrestor gear,

     o Roped-up Koepe hoists and effected changeover from construction to operational mode.

1979 - 1980. Chief Engineer, MacIsaac Mining and Tunnelling Company @ Head Office in Sudbury. Involved with bidding, engineering, administration and implementation of operations at following projects:
     o    Fraser Ventilation Shaft, Falconbridge Mines Ltd., Sudbury, Ontario.
          -    Sinking concrete lined vent shaft to depth of +5,000 Ft.
     o    No 3 Colliery, Cape Breton Development Corporation, Sydney, N.S.
          - Driving, supporting (shotcrete lining) and equipping large diameter ventilation raises at No 3 Colliery for Cape Breton Development Corporation utilizing hardrock mining gear (not explosion proof).
     o    Brunswick Mining and Smelting - No 3 mine, Bathurst, New Brunswick.
          -    Developing conveyor galleries, crusher station and rock silos.
          -    Instal slung conveyor 2,000 Ft. Instal 8 Ft gyratory crusher.
     o    Quirke Mine, Rio Algom, Elliot Lake, Ontario.
          -    Ramp and level development projects.
          -    Production of uranium ore from inclined room and pillar stopes.
     o    Buck Township Ramp, Teledyne Canada Ltd., Cobalt, Ontario.
          -    Surface set-up for a development program.
          -    Ramp development and u/g d.drill program.
     o    Bulk Sampling, Dekalb Canada Inc., Sault St. Marie, Ontario.
          -    Surface setup for a bulk-sampling program.
          -    Bulk sampling of a tungsten ore.
     o    H.W. Shaft, Westmin Mines Ltd, Vancouver Island, B.C.
          -    Surface setup for a shaft-sinking program.
          -    Sink shaft to approximately 2,000-foot depth.
          -    Establish mid shaft loadout and develop exploration drifts.
     o    Shoal Lake Ramp, Consolidated Professor Mines Ltd.
          - Establish docks and tugboat/barge facilities for summer access of island.
          -    Establish "ice bridge" facilities for winter access of island.
          -    Surface setup for a ramping program.
          -    Develop a 2,000-foot ramp, u/g d.drill program.
     o    Stanleigh No. 2 Shaft, Rio Algom Ltd., Elliot Lake, Ontario.
          -    Establish mid-shaft load-out for developing access levels.
          - Drive 3,600-foot pilot raises and slash to 30 ft diameter (two x 1,800').
          -    Instal 1 x 12 ft dia. hoist and 1 x 16' dia. hoist.
          -    Slash No 2 shaft to larger size and re-equip - 3,600-foot depth.
          -    Develop ramp from 1,800 ft to 3,600 ft levels.
          -    Implement mine development and raising program.
          -    Instal crushers, loadout conveyors and loading pockets.
          -    Execute changeover of shaft from construction to production mode.
     o    Raise Program, Heath Steele Mine, Bathurst, New Brunswick.

1981 - 1982. General Manager, Raise Contracting Ltd. Manage and administer major contracts:
     o    Dennison Mines Ltd. +/- $4.0 million per month.
     o    Rio Algom Ltd. +/- $2.0 million per month.
     o    Falconbridge Nickel Mines Ltd. +/_ $1.0 million per month.

1983 - 2000. Senior Engineer, MacIsaac Industries Ltd. Management of division involved with bidding, engineering, administration and implementation of operations at following projects:
     o    Deepening Strathcona No 1 Shaft, Falconbridge Mines Ltd, Sudbury,
          Ontario.
          -    Deepen shaft from 2,500 foot to 4,000-foot horizons.
          -    Instal shaft load-out systems.
     o    Ramp Extension - Shoal Lake, Consolidated Professor Mines Ltd.
          -    Re-establish surface facilities for program
          -    Extend ramp workings by 2,000 feet to 4,000-foot depth.
          -    Drive raises, do bulk sampling, execute u/g d.drill program.
     o    Construct David Bell mine, Teck/Corona Operating Corp. Hemlo, Ontario.
          -    Excavate collar.
          -    Set-up surface facilities for shaft sinking and mine development.
          -    Instal 12 ft and 8 ft mine hoists.
          -    Sink shaft to 3,000 ft depth.
          - Establish mid shaft bulkhead in order to facilitate simultaneous development and sinking programs.
          - Execute initial mine production program at 1,000 tons per day utilizing mechanized cut and fill mining from mid shaft loadout.
          -    Develop ore/waste passes, install crusher and loadout facilities.
     o    Shaft Sinking - Detour Lake Mine, Placer Dome Inc. Detour, Canada.
          -    Excavate collar.
          -    Set-up surface facilities for shaft sinking and mine development.
          -    Sink shaft to 3,600 ft depth.
     o    Construct Golden Giant Mine, Noranda Mines Ltd, Hemlo, Ontario.
          -    Excavate collar.
          -    Set-up surface facilities for shaft sinking and mine development.
          -    Sink shaft to 3,300 ft depth.
          - Establish mid shaft bulkhead in order to facilitate simultaneous development and sinking programs.
          -    Relocate mid-shaft bulkhead twice as shaft was deepened.
          - Execute initial mine production program at 1,000 tons per day utilizing long-hole open stopes with delayed consolidated fill, from mid shaft loadout.
          -    Instal mine dewatering systems.
          - Develop ore/waste passes; install crusher, load-out conveyor and loading pockets.
     o    Underground development - Doyon Mine, Lac Minerals, Quebec.
          -    Surface setup for an underground mine development program.
          - Completed a major mine development program including ramping, drifting, raising, garage, crusher and ore/waste silos excavations.
          -    Installed crusher, load-out conveyor and loading pockets.
     o    Whistle Open Pit, Inco Ltd., Sudbury, Ontario.
          -    Instal an overland electrical distribution system.
          -    Setup for an open pit operating program.
          -    Instal surface crusher, weighscale and loadout conveyor/bin.
          - Develop and operate an open pit mine with a waste/ore ratio of 2:1 at 12,00 tons per day of ore.
          - Truck crushed ore to Inco's Clarabelle mill - a distance of 75 km through the City of Sudbury.
     o    Coleman Shaft deepening and mine development. Inco, Sudbury, Ontario.
          - Set-up a unique hoisting system. A ground mounted double-drum hoist was sheaved in a Koepe tower utilizing an innovative force distribution framework. Horizontal forces were transferred to the vertical plane for distribution to the concrete tower.
          -    Deepened shaft from 2,800 foot to 4,000-foot horizon.
          - Developed mine utilizing sinking set-up for muck handling while new koepe hoists were simultaneously installed.
          - Installed a 3,000 ft suspended cable-conveyor complete with mid-conveyor truck dumps and loading stations. - Installed mine dewatering system.
          -    Completed mine electrification program.
          - Excavated silos and installed loadout conveyor and loading pockets.

     o    Operating Shebandowan Mine. Inco Ltd., Thunder Bay, Ontario.
          -    Re-opened and reconditioned a previously operating mine.
          -    Re-opened and reconditioned a previously operating concentrator.
          -    Develop infrastructure and changed mining method at mine.
          - Operate the mine and mill. Concentrate, as a slurry, delivered to the smelter in Sudbury.
          - Mixed mining methods - Long-hole open panels with delayed consolidated fill as well as mechanized and conventional cut-and-fill.
          - Carried out underground exploration program and increased reserves from 1.2 million to +3.0 million tons.
          - Increased production from 1,800 tpd to 2700 tpd. Workforce in excess of 400 persons including swingshift.
          - Operated both mine and mill continuously. 24 hrs/day; 7 days/week; 52 weeks/year.
     o Evaluate Mining properties; prepare feasibilities; engineering studies.
          - Evaluated more than 60 properties over a ten-year period including gold, base metal sulphides and industrial mineral deposits.
          -    Prepared at least 8 feasibility studies
          - Executed a substantial number of engineering studies for a large variety of projects including:
          -    Coal mining shaft and ramp and undersea access projects.
          -    Iron ore
          - extension of mining operations from open pit to underground and inclined conveyorway loadout.
          -    A number of mine dewatering and recommissioning programs.
          -    Order of magnitude estimates for a number of mining projects.
          - Several salt mine development and related infrastructure programs.
          -    Several and miscellaneous other programs.
     o    Montcalm Ramp, Outokumpu Mines Ltd., Timmins, Ontario.
          - Set-up isolated infrastructure for a ramp development program including road access, power generation, camp, etc.
          - Develop a 2km ramp and execute an u/g d.drill program. o Stope Salvaging, Kerr Mine, AJ Perron Gold Corp.
          - Equip and set-up remote mucking program for salvaging high-grade material left behind in old stopes - provided in excess of 250 tpd of material from such sources.
     o    Shaft Sinking - No 3 shaft, Agnico Eagle Mines Ltd., Cadillac, Quebec.
          - Set-up sinking equipment to develop a shaft to a final horizon of 7,180 Ft. Note: - Currently the deepest shaft in the Western Hemisphere.
          -    Sink and equip the shaft.
          -    Develop and equip stations.
          -    Establish midshaft load-out facilities.
          - Establish midshaft bulkhead to allow simultaneous mine development and shaft sinking.
          - Instal all shaft infrastructure and changeover from construction to production modes.

Currently. Own and operate Kar-Mer Tech Inc. Kar-Mer has provided consulting and management services to:

o   Protium Metals Inc.
o   Claude Rundle Gold Mine Inc.
o   MacIsaac Industries Ltd.
o   Ont. Min of Labour - Health & Safety Branch.
o   Falconbridge - Kidd Division.
o   Amec E & C Services Limited.
o   Rose Dome Properties.
o   Zereko Mining Contractors.
o   Crystal Quartz Dryden Inc.
o   Great Southern Enterprises Corp.

Aspects of work carried out through Kar-Mer Tech: -

     -   Recovery & refining of gold from jewelers waste.
     -   Feasibility of a small gold mining operation in N. Ontario.
     -   Research and technical support in industrial litigation.
     -   Technical advise in support of mining regulations.
     -   Major relocation of services in a large scale operation.
     - Cost aspects of dewatering, development & mining of a 3,000 t.p.d. new mining operation.

     - Land acquisition and corporate matters to re-establish a concentrating facility.
     -   Pre-feasibility studies.
     -   Preparation of business plans.
     -   Mine operating cost estimates.
     -   Construction capital cost estimates
     - Initial planning for start-up of an industrial mineral open pit operation.

Technical Papers.

1. Sinking/Equipping of Kidd Creek No 2 Shaft. Presented at Timmins local chapter of C.I.M.

2. Stanleigh No 4 Ventilation raise - An Accomplishment. Presented at 7th C.I.M. Operators Conference in Bathurst, New Brunswick.

3.   Gargantuan Hemlo. Article published in The Northern Miner January 19/84.

4. Production Lead Time Reduction - Part 1. Presented at 9th C.I.M. Operators Conference in Elliot Lake, Ontario.

5. Problems Encountered During Mine Development. Presented to The Canadian Society for Civil Engineering, 3rd Conference - Construction and Mining in Difficult Soils, Sudbury, Ontario.

6. The Sinking and Development of the David Bell and Golden Giant Mines at Hemlo. Presented at Hemlo local chapter of C.I.M.

7. Production Lead Time Reduction - Part 1I. Presented at 89th C.I.M. Annual General Meeting in Toronto, Ontario.

8.   A Contractor's Worst Nightmare. Article published in Canadian Mining
     Journal.

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